Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We, Hunter & Renfro (formerly known as Hunter, Flemmer, Renfro & Whitaker, LLP) consent to the use in these Registration Statements on the Post-Effective Amendment No. 1 to Form S-1 and the Post-Effective Amendment No. 4 to Form S-1 of Firstgold Corporation, Inc. (the “Company”) of our report dated May 15, 2008, relating to our audit of the financial statements for the year ended January 31, 2008, appearing in the Prospectus, which is part of this Registration Statement. Our report dated May 15, 2008, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

HUNTER & RENFRO, LLP
Sacramento, California
July 22, 2008